Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-139042 on Form S-11 and Registration Statement No. 333-152782 on Form S-8 of Shopoff Properties Trust, Inc. and subsidiaries (the “Trust”) of our report dated March 30, 2009 relating to the Trust’s balance sheets as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2008 appearing in this Annual Report on Form 10-K of the Trust for the year ended December 31, 2008.
/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

Newport Beach, California
March 30, 2009